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Exhibit 12.1

Chiron Corporation

		Years Ended December 31,										Six Months Ended June 30,
Description		1999		2000		2001		2002		2003		2003		2004
		(dollars in millions)
Fixed Charges
1	Interest expensed and capitalized	$15.75		$7.16		$3.09		$4.65		12.47		$2.77		$10.07
2	Amortized premiums, discounts and capitalized expenses related to debt	8.14		5.63		6.21		11.48		12.54		5.80		6.46
3	An estimate of the interest factor in rental expense	8.20		9.57		9.43		4.20		9.99		2.23		4.15

	Total Fixed Charges	$32.09		$22.36		$18.73		$20.33		$35.00		$10.80		$20.68

Earnings
1	Pre-tax income from continuing operations before minority interests and income (loss) from equity investees and capitalized interest	$156.64		$105.11		$257.42		$269.01		311.26		$164.79		$80.69
2	Fixed charges	32.09		22.36		18.73		20.33		35.00		10.80		20.68

	Total Earnings	$188.73		$127.47		$276.15		$289.34		$346.26		$175.59		$101.37

	Ratio of Earnings to Fixed Charges	5.88	x	5.70	x	14.74	x	14.23	x	9.89	x	16.26	x	4.90	x

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  Exhibit 12.1